UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                  FORM 15

         CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                             Commission File Number: 333-29123


             Laser Acquisition Corp. (f/k/a CLN Holdings Inc.)
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           (Exact name of registrant as specified in its charter)


    2381 Executive Center Drive, Boca Raton Florida 33431 (561) 912-4100
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            (Address, including zip code, and telephone number,
                           including area code of
                 registrant's principal executive offices)


           Senior Secured First Priority Discount Notes due 2001
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          (Title of each class of securities covered by this Form)


           Senior Secured Second Priority Discount Notes due 2001
       Senior Secured First Priority Discount Exchange Notes due 2001
      Senior Secured Second Priority Discount Exchange Notes due 2001
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i|_|                  Rule 12h-3(b)(1)(i)   |X|
            Rule 12g-4(a)(1)(i|_|                  Rule 12h-3(b)(1)(ii)  |_|
            Rule 12g-4(a)(2)(i|_|                  Rule 12h-3(b)(2)(i)   |_|
            Rule 12g-4(a)(2)(i|_|                  Rule 12h-3(b)(2)(ii)  |_|
                                                   Rule 15d-6            |X|

      Approximate number of holders of record as of the certification or notice date: None (all securities covered by this Form were redeemed on May 8, 1998)

      Pursuant to the requirements of the Securities Exchange Act of 1934, Laser Acquisition Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 22, 1999                       By: /s/ Janet G. Kelley
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                                              Name:  Janet G. Kelley
                                              Title: Vice President and
                                                     General Counsel